Exhibit 5.1

Nelson

Mullins

Nelson Mullins Riley & Scarborough LLP Attorneys and Counselors at Law 301 South College Street / 23rd Floor / Charlotte, NC 28202-4007 Tel: 704.417.3000 Fax: 704.377.4814 www.nelsonmullins.com

August 10, 2017

Carolina Financial Corporation

288 Meeting Street

Charleston, South Carolina 29401

Re: Registration Statement on Form S-4

Gentlemen:

We have acted as counsel to Carolina Financial Corporation (the “Company”) in connection with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”), relating to the registration of up to 5,016,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, to be exchanged for shares of common stock of First South Bancorp, Inc. (“First South”) in connection with the Agreement and Plan of Merger and Reorganization, dated as of June 9, 2017, by and between the Company and First South. This opinion is furnished pursuant to the requirement of Item 601(b)(5) of Regulation S-K under the Act.

We have examined the restated certification of incorporation filed by the Company with the Delaware Secretary of State, including any amendments thereto, the amended and restated bylaws of the Company, minutes of meetings of its board of directors, and such other corporate records of the Company and other documents and have made such examinations of law as we have deemed necessary for purposes of this opinion.

Based on and subject to the foregoing and to the additional qualifications set forth below, it is our opinion that the Shares that are being offered and sold by the Company pursuant to the Registration Statement, when issued by the Company as contemplated by the Registration Statement, will be legally issued, fully paid, and nonassessable.

We hereby consent to the reference to our firm in the Registration Statement under the heading “Legal Matters” and to the filing of this opinion as an exhibit to the Registration Statement. The consent shall not be deemed to be an admission that this firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

With offices in California, Colorado, District of Columbia, Florida, Georgia, Massachusetts, New York, North Carolina, South Carolina, Tennessee, and West Virginia

August 10, 2017

Our opinion expressed above is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws).

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or "Blue Sky" laws of the various states to the issuance and sale of the Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the Delaware General Corporation Law be changed by legislative action, judicial decision, or otherwise.

Very truly yours,

NELSON MULLINS RILEY & SCARBOROUGH LLP

By:	/s/ B.T. Atkinson
B.T. Atkinson